Exhibit 10.1

Execution Version

SoftBank Group Corp.

1-7-1 Kaigan
Minato-Ku

Tokyo 105-7537 Japan

March 14, 2022

Shift Technologies, Inc.

290 Division Street, Suite 400

San Francisco, CA 94103-4234

Attention: George Arison, CEO

6.00% Senior Notes due 2025
Commitment Letter

Ladies and Gentlemen:

Shift Technologies, Inc. (together with its affiliates, “Shift” or “you”) has advised SoftBank Group Corp. (together with one or more of its controlled affiliates, collectively, “Investor”, “we” or “us”) that you are seeking to raise $20 million of financing (the “Financing”) through the issuance of senior notes (the “Notes”) concurrent with or following the acquisition by Shift of certain assets of Fair Financial Corp. pursuant to the terms of that certain asset purchase agreement dated as of March 14, 2022 by and among Fair Financial Corp. (“Fair”), Shift and SoftBank (such acquisition, together with all related transactions contemplated thereby, the “Transaction,” and all related certificates and documents entered into in connection therewith, the “Transaction Documents”).

1.	Commitments

Investor is pleased to advise you of its commitment to purchase $20 million notional value of Notes issued pursuant to the Financing on the terms and subject to the conditions set forth in this commitment letter and in the term sheet attached hereto as Exhibit A (the “Term Sheet”; and together with this commitment letter, the “Commitment Letter”). Any capitalized terms used but not defined herein shall have the meanings given to them in Annex I attached hereto or the Term Sheet.

2.	Titles and Roles

No agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Financing (other than William Blair) without the prior written approval of Investor, which, if any such request relating thereto is made by Shift, shall not be unreasonably withheld.

3.	Information

You hereby represent and warrant, as to Shift and each of its subsidiaries, assets and businesses and, to the best of your knowledge based on your diligence performed as of the date hereof, that all written information and written data concerning Shift and its respective subsidiaries, assets and businesses, other than (i) any projections, estimates, budgets and other forward-looking information and (ii) information of a general economic or industry nature (such written information and data, other than as described in the immediately preceding clauses (i) and (ii) and other information with respect to Fair, the “Information”), that, in each case, has been or will be made available to the Investor through the date of funding of the Financing (such date, the “Closing Date”), directly or indirectly, by you or on your behalf by any of your officers, directors, employees or other Representatives (as defined below) in connection with the Financing, when taken as a whole, is or will be, when furnished, correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact that would, when taken as a whole, cause any such Information to be materially misleading in light of the circumstances under which it was provided.

You agree that, if at any time prior to the Closing Date, you become aware that any of the Information have been delivered to us or any of our Representatives in breach or violation of any of the foregoing representations and warranties, you will promptly notify us thereof and promptly and diligently use your commercially reasonable efforts to supplement the Information, such that such representations and warranties will be true and correct in all material respects after giving effect to such supplement. In connection with making its purchase of Notes, Investor (i) will be entitled to use and rely on the Information without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information.

4.	Conditions

The commitments and undertakings of Investor hereunder are subject solely to the satisfaction or written waiver by Investor of the conditions precedent set forth in Annex I attached hereto.

5.	Indemnity and Expense Reimbursement

You agree to indemnify and hold harmless Investor and each of its affiliates, each of its officers, directors, employees, partners, agents, controlling persons, members of and other Representatives, and each of their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Financing, the use of the proceeds thereof or any actual or threatened claim, litigation, investigation, inquiry, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by Shift or any of its affiliates, equity holders, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable out-of-pocket expenses (including reasonable documented attorneys’ fees and expenses) incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent any such losses, claims, damages, liabilities or related expenses (a) are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen or resulted from (i) the gross negligence, bad faith or willful misconduct of the respective Indemnified Person or any Related Person (as defined below) of such Indemnified Person, (ii) a material breach of the express obligations of any Indemnified Person or any Related Person thereof under this Commitment Letter or the Financing Documentation, or (iii) any claim, litigation, investigation, inquiry, arbitration or proceeding (except to the extent involving any act or omission by you or any of your affiliates) brought by any Indemnified Person against another Indemnified Person or any of its Related Persons. For purposes hereof, a “Related Person” of an Indemnified Person means (A) any controlling person or affiliate of such Indemnified Person, (B) the respect directors, officers or employees of such Indemnified Person or any of its controlled persons or affiliates and (C) the respective agents, advisors and representatives of such Indemnified Person or any of its controlled person or affiliates. You agree to reimburse Investor, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of legal fees and expenses to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case, incurred in connection with the Financing. The foregoing provisions in this paragraph shall be superseded by the applicable provisions contained in the Financing Documentation upon the effectiveness thereof, and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, unless such damages result from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Person of such Indemnified Person as determined by a final, non-appealable judgement of a court of competent jurisdiction, and (ii) no Indemnified Person, any affiliate thereof, or any officer, director, employee, agent, controlling person, advisor, or other representative of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the Financing, the Transaction or in connection with any of its activities related thereto.

You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) requires no payment of any amount by such Indemnified Person, (ii) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceeding and (iii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. To the extent an Indemnified Party elects to effect a settlement of the type described above, you shall not be liable for any such settlement (or any expenses to the extent incurred in respect of such settlement) effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final judgment for the plaintiff in any such proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with the first paragraph of this Section 5.

6.	Affiliate Activities; Sharing of Information

Investor may employ the services of its respective affiliates in connection with the Financing, and may assign and/or delegate any or all of its rights and obligations under this Commitment Letter to any of its controlled affiliates. In connection with any such assignment, Investor may exchange with its affiliates information concerning you and the other companies that may be the subject of the Financing, and, to the extent so employed or in receipt of assigned or delegated rights or obligations (as applicable), such affiliates shall be entitled to the relevant benefits, and be subject to the relevant obligations, of Investor hereunder.

You acknowledge that Investor and its affiliates may be providing debt financing, equity capital or other financial arrangements to other companies in respect of which you may have conflicting interests. Investor will not use confidential information obtained from you or on your behalf from any of your officers, directors, employees or other Representatives by virtue of the Financing and its activities contemplated hereby or its other relationships with you in connection with any financial arrangements between Investor and any other person, and Investor shall treat confidentially all such information and shall not publish, disclose, divulge or furnish any such information to any other person, including any other companies; provided, for the avoidance of doubt, Investor shall be entitled to share such information with the parties to the Financing. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

7.	Exclusivity

The terms of that certain letter agreement between Shift and Investor dated as of February 22, 2022 (the “Exclusivity Agreement”) shall apply mutatis mutandis to this Commitment Letter.

8.	Confidentiality

This Commitment Letter is delivered to you on the understanding that this Commitment Letter nor any of its terms or substance shall be disclosed by you, directly or indirectly, to any other person without our prior written consent, except (i) to your directors, officers, employees, accountants, attorneys, agents and advisors in connection with the Transaction and the Financing and who have agreed to maintain the confidentiality of the Commitment Letter, (ii) to any rating agencies or to the extent you determine that such disclosure is customary or advisable to comply with your obligations under securities and other laws, in any public filing in connection with the Transaction or the Financing, (iii) on a confidential basis to the board of directors, officers and advisors of the seller of Fair in connection with its consideration of the Transaction, and (iv) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or to the extent requested or required by governmental and/or regulatory authorities.

Investor shall, and shall require its Related Persons that are engaged in the Transaction and/or the Financing to, use all nonpublic information received by it from you or on your behalf in connection with the Financing solely for the purposes that are the subject of this Commitment Letter, and shall treat confidentially all such information and not disclose such information to any third parties; provided that nothing herein (subject to the further provisos below) shall prevent Investor or any of its affiliates from disclosing any such information (i) in any legal, judicial or administrative proceeding or other process or otherwise as required by applicable law (in which case Investor shall (a) promptly notify you in advance of such disclosure, to the extent practicable and not prohibited by applicable law, and reasonably cooperate with you (at your sole cost and expense) in any legal efforts to protect the confidentiality of such information and (b) furnish only that portion of such information which Investor or its applicable affiliate or related fund is advised it is legally required to disclose), (ii) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over Investor or its affiliates (in which case such Investor shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority), promptly notify you in advance of such disclosure, to the extent practicable and not prohibited by applicable law, and reasonably cooperate with you (at your sole cost and expense) in any legal efforts to protect the confidentiality of such information), (iii) to any of its respective affiliates solely in connection with the Financing; provided that such information shall be provided on a confidential basis, (iv) to its and its affiliates’ employees, officers, directors and other Representatives who have a need to know such information in connection with the Financing and who are subject to a professional obligation of confidentiality or are informed of the confidential nature of such information and of their obligation to keep information of this type confidential in accordance with this paragraph; (v) to the extent any such information becomes publicly available other than by reason of disclosure by Investor or its affiliates or any of their respective Representatives in breach of this Commitment Letter, (vi) to the extent that such information is independently developed by Investor or any of its affiliates or any of its or its affiliates’ employees, and (vii) with your consent.

9.	Miscellaneous

This Commitment Letter (i) shall not be assignable by you without the prior written consent of Investor (and any purported assignment without such consent shall be null and void), and (ii) is intended to be solely for the benefit of the parties hereto and the Indemnified Persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (including in the case of Investor its permitted assignees) and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Investor (or its permitted assignees, if applicable). This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among the parties hereto with respect to the Financing and sets forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter or the Term Sheet and (ii) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.

This paragraph and the indemnification, expense reimbursement, exclusivity, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Closing Date occurs, notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the applicable provisions of such Financing Documentation upon the funding of the Financing on the Closing Date.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

For purposes of this Commitment Letter, “Representatives” means, with respect to any person or entity, its accountants, legal counsel, independent auditors, financial advisors or other advisors of or engaged by that person or entity.

The parties hereto agree that this Commitment Letter, if accepted by you, as provided below, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive documentation relating to the Financing in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject in their entirety to the conditions set forth in Annex I.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 11:59 p.m., New York City time, on March 14, 2022. Investor’s commitment will expire at such time in the event Investor has not received such executed counterparts in accordance with the immediately preceding sentence. Investor’s commitment and/or agreements hereunder (i) may be terminated at any time by Investor if any of the conditions set out in Annex 1 are not satisfied on the Closing Date, or if you are in material breach of any of your obligations under this Commitment Letter, and (ii) will otherwise terminate (x) at the later of the Termination Time set forth in the Exclusivity Agreement, and May 31, 2022, or (y) upon termination of the asset purchase agreement for the Transaction, in each case unless the Closing Date shall have occurred on the terms and subject to the conditions contained herein and in the applicable Financing Documentation.

[Signature Pages Follow]

We are pleased to assist you in connection with this important financing.

Very truly yours,

SOFTBANK GROUP CORP.

By:	/s/ Yoshimitsu Goto
Name:	Yoshimitsu Goto
Title:	Board Director, Corporate Officer, Senior Vice President and CFO

Signature Page to Commitment Letter

Accepted and agreed to as of
the date first written above by:

SHIFT TECHNOLOGIES, INC.

By:	/s/ George Arison
Name:	George Arison
Title:	CEO

Signature Page to Commitment Letter

Annex I

Conditions to Closing

The availability of the Financing and Investor’s purchase of Notes shall be subject solely to the satisfaction (or written waiver by Investor) of the conditions set forth below. To the extent terms used in this Annex I are not defined herein, such terms shall have the meanings ascribed to them in the Commitment Letter to which this Annex I is attached. The first date on which all conditions set forth below are satisfied or waived in writing by the parties shall be the “Closing Date.”

1.	Financing Documentation. The execution and delivery by Shift and each other Guarantor (collectively, the “Credit Parties”) of definitive documentation with respect to the Financing, consisting of a note purchase agreement and including customary guarantees, legal opinions, officer’s closing certificates, incumbency and solvency certificates, on the terms and subject to the conditions set forth in this Commitment Letter (collectively, the “Financing Documentation”).

2.	Closing of the Transaction. The Transaction shall have been consummated in all respects either prior to or concurrently with the funding under the Financing on the Closing Date in accordance with the Transaction Documents, without waiver or amendment thereof adverse in any material respect to Investor without the consent of Investor (such consent not to be unreasonably withheld, conditioned or delayed); provided that any amendment to the definition of “Material Adverse Effect” in the Transaction Documents shall be deemed to be adverse in a material respect to Investor.

3.	Material Adverse Effect. Since December 31, 2021, there has not occurred with respect to Issuer, a material adverse effect on the business of Issuer, results of operations, assets, liabilities, or condition (financial or otherwise) of the Issuer; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of Issuer: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which Issuer operates or the economy as a whole, (D) the announcement or the execution of the Financing or the Transaction, the pendency or consummation of the transactions contemplated hereby or thereby or the performance of such agreements, (E) any action taken or not taken at the express written request of Investor, (F) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, (G) any change resulting from Issuer’s cessation of business operations, or (H) the identity of Investor; provided, in the cases of clauses (A), (B), (C) and (F), that such changes, developments, facts, circumstances or effects do not, individually or in the aggregate, have a disproportionate adverse impact on Issuer relative to other companies or businesses in the same industries or geographies in which Issuer operates.

4.	Know Your Customer. Issuer shall have provided, at least three (3) business days prior to the Closing Date, the documentation and other information to Investor and Trustee for the Financing Documentation that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act, to the extent requested in writing to Issuer at least fifteen (15) business days prior to the Closing Date.

5.	Representations and Warranties. The representations and warranties set forth in this Commitment Letter (with respect to Information) and in the Financing Documentation shall be true and correct in all material respects (except in the case of any representation or warranty which expressly relates to a given date or period, such representation or warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any representation or warranty is qualified by or subject to materiality, or “material adverse effect”, or similar term or qualification, the same shall be true and correct in all respects.

6.	No Default or Event of Default. Immediately following the Closing Date after giving effect to the funding, no default or event of default shall exist under the Financing Documentation.

7.	No Prohibition on Funding. The absence of (a) any injunction, temporary restraining order or judgment which prohibits making or funding of the Financing and (b) a banking moratorium (declared by either federal or state authorities) that prohibits the funding of the Financing on the Closing Date.

Exhibit A

Term Sheet

To the extent terms used in this Term Sheet are not defined herein, such terms shall have the meanings ascribed thereto in the Commitment Letter to which this Exhibit A is attached or shall be defined in the Note Purchase Agreement.

Note Purchase Agreement

Summary of Principal Terms and Conditions

Notes Issuer	Shift Technologies, Inc. (the “Issuer”).

Guarantors	Shift Operations LLC, a wholly-owned subsidiary of Issuer and all other domestic wholly-owned subsidiaries of Issuer (collectively, the “Guarantors”).

Investor	SoftBank Group Corp. or any of its affiliates.

Investor Commitment	$20 million.

Tenor	Three (3) years from date of issuance (such date, “Maturity”).

Ranking	Senior unsecured indebtedness, ranking (i) effectively junior to Issuer’s obligations pursuant to that certain Inventory Financing and Security Agreement by and among Ally Bank, Ally Financial, Issuer and Guarantor, dated as of December 9, 2021 (the “Floorline Facility Agreement”), (ii) pari passu to Issuer’s outstanding 4.75% Convertible Senior Notes due 2026 issued pursuant to that certain Indenture dated as of May 27, 2021 by and between Issuer and U.S. Bank National Association, as trustee (the “Convertible Notes Indenture”) and (iii) senior to any subordinated indebtedness of the Issuer.

Coupon	6.00% cash, payable quarterly in arrears.

Original Issue Discount	None.

Amortization	None.

Draws	$20 million to be funded by Investor on the Closing Date.

Arrangement Fee	0%.

Commitment Fee	0%.

Principle Documentation	Note Purchase Agreement containing the terms and conditions set forth in this Commitment Letter. With respect to covenants, the Convertible Notes Indenture shall be the precedent documentation.

Call Protection	Optional redemption (i) at any time prior to six (6) months before Maturity at par plus accrued and unpaid interest and Applicable Premium, and (ii) at any time within six (6) months of Maturity at par plus accrued and unpaid interest.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of: (1) 1.0% of the principal amount of such Note, and (2) the excess, if any, of (a) the present value as of the date of such redemption of (i) the principal amount of such Note (assuming the final maturity date is six (6) months before Maturity) plus (ii) all required interest payments due on such Note through three (3) months before Maturity (excluding accrued and unpaid interest to but excluding the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

Change of Control/Offer to Purchase	Upon a Change of Control, unless Issuer has exercised its right to optionally redeem the Notes, Issuer shall make an offer to purchase all of the Notes at a purchase price in cash equal to 101% of the outstanding principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of purchase.

Certain Conditions to Purchase of the Notes	The purchase of Notes by Investor shall be conditioned solely upon satisfaction or waiver in writing of, the conditions to closing set forth in Annex I.

Representations and Warranties of Issuer	Usual and customary for transactions of this type with exceptions and thresholds to be agreed, and with no representations made as to assets acquired from Fair by Issuer. Representations to consist of: financial statements present fairly in all material respects the financial position of Issuer on a consolidated basis; organization and good standing; no Material Adverse Effect; capitalization and all outstanding shares and other equity interests duly authorized, validly issued, fully paid and non-assessable; due authorization of Financing Documentation; Financing Documentation as binding obligations of Issuer, subject only to customary “enforceability exceptions,”; no violation of organizational documents of Issuer and Guarantors, no default or event of default under material agreements, except where such violation or default could not reasonably be expected to have a Material Adverse Effect; no conflicts; no further consents required; no legal proceedings except as disclosed on a schedule to the Note Purchase Agreement or as would not reasonably be expected to have a Material Adverse Effect; good title to real and personal property, except as would not reasonably be expected to have a Material Adverse Effect; ownership or right to use intellectual property, except where such violation or failure could not reasonably be expected to have a Material Adverse Effect; not an “investment company” within the meaning of the Investment Company Act of 1940; all taxes paid or subject to good faith dispute; Issuer has all necessary licenses and permits, except where not reasonably expected to have a Material Adverse Effect; no labor disputes, except where not reasonably expected to have a Material Adverse Effect; compliance with laws, except where such violation could not reasonably be expected to have a Material Adverse Effect; compliance with ERISA; adequate insurance; compliance with anti-money laundering laws; no conflict with sanctions laws; solvency; no broker’s fees; no integration with any other offer that would require registration of the Notes under the Securities Act of 1933 or any blue sky law; no general solicitation or directed selling efforts; securities law exemptions applicable (assuming accuracy of Investor representations and warranties); margin rules (no violation of Regulation T, U, or X of the Board of Governors of the Federal Reserve System).

Covenants	Payment of Notes: Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes Purchase Agreement.

Exchange Act Reports. Issuer will deliver to Investor copies of all reports that Issuer is required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that Issuer is required to file or furnish the same (after giving effect to all applicable grace periods under the Exchange Act ); provided, however, that Issuer need not send to Investor any material for which Issuer has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that Issuer files with or furnishes to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to Investor at the time such report is so filed or furnished via the EDGAR system (or such successor). Upon the request of Investor, Investor will provide to Investor a copy of any report that Issuer has furnished or filed, other than a report that is deemed to be sent to Investor pursuant to the preceding sentence.

Rule 144A Information. If Issuer is not subject to Section 13 or 15(d) of the Exchange Act at any time when the Notes are outstanding and constitute “restricted securities” (as defined in Rule 144), then Issuer will promptly provide, to Investor the information required to be delivered pursuant to Rule 144 A (d)(4) under the Securities Act to facilitate the resale of the Notes pursuant to Rule 144A. Issuer will take such further action as Investor may reasonably request to enable Investor to sell such Notes pursuant to Rule 144A.

Compliance and Default Certificates. (A) Annual Compliance Certificate. Within ninety (90) days after December 31, 2022 and each fiscal year of Issuer ending thereafter, Issuer will deliver an Officer ’s Certificate to Investor stating (i) that the signatory thereto has supervised a review of the activities of Issuer and its subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred and is continuing (and, if so, describing all such Defaults or Events of Default and what action Issuer is taking or proposes to take with respect thereto).

(B) Default Certificate. If a Default or Event of Default occurs, then Issuer will, within 30 days after its first occurrence, promptly deliver an Officer ’s Certificate to Investor describing the same and what action Issuer is taking or proposes to take with respect thereto; provided, however, that Issuer will not be required to deliver such notice if such Default or Event of Default, as applicable, has been cured within the applicable grace period, if any, provided herein.

Stay, Extension and Usury Laws. To the extent that it may lawfully do so, Issuer (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of its obligations pursuant to the Note Purchase Agreement; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to Investor pursuant to the Note Purchase Agreement, but will suffer and permit the execution of every such power as though no such law has been enacted.

Events of Default	(i) default for thirty (30) consecutive days in the payment when due of interest on any Note;

(ii) default in the payment of principal or premium, if any, on any Note when due at its stated maturity, upon optional redemption or upon mandatory redemption;

(iii) the guarantee issued by Guarantor ceases at any time to remain in full force and effect;

(iv) default under any indebtedness for borrowed money under which there is outstanding at least $10,000,000 where such default (a) constitutes a failure to pay the principal, or premium or interest on, any such indebtedness when due or payable at stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, or (b) results in the acceleration of such indebtedness before its stated maturity, in each case, where such default is not cured or waived within thirty (3) days after notice to Issuer;

(v) failure by Issuer or Guarantor to pay final, non-appealable judgments aggregating in excess of $25 million (or its foreign currency equivalent) (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed within sixty (60) days after (a) the right to appeal has expired, if no appeal has commenced, or (b) the date on which all rights to appeal have been extinguished;

(vi) voluntary bankruptcy filing by Issuer or Guarantor;

(vii) the commencement of any involuntary bankruptcy proceeding with respect to Issuer or Guarantor if such petition, order or decree remains unstayed or in effect for 60 consecutive days; or

(viii) default of any Covenant where such default is not cured or waived within sixty (60) days after notice to Issuer.